Exhibit 99.1

January 17, 2025
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Tracy Pesho (media@huntington.com), 216.276.3301

Huntington Bancshares Incorporated Reports 2024 Fourth-Quarter Earnings
Q4 Results Highlighted by Record Fees and Loan Growth, Sustained Deposit Growth and Sequential Expansion of Net Interest Income

2024 Fourth-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.34, higher by $0.01 from the prior quarter, and $0.19 higher than the year-ago quarter. Excluding the after-tax impact of Notable Items, EPS was higher by $0.07 from the year-ago quarter.
•The previously announced sale of approximately $1 billion of corporate debt investment securities decreased pre-tax income by $21 million, or $0.01 on an after-tax EPS basis.
•Net interest income increased $44 million, or 3%, from the prior quarter, and increased $79 million, or 6%, from the year-ago quarter.
•Total deposit costs were 2.16%, down 24 basis points from the prior quarter.
•Noninterest income increased $36 million, or 7%, from the prior quarter, to $559 million. From the year-ago quarter, noninterest income increased $154 million, or 38%. Excluding the impact of mark-to-market on pay-fixed swaptions, credit risk transfer transactions, and the loss on sales of securities, noninterest income increased by $49 million, or 9%, from the prior quarter and $96 million, or 20%, from the year-ago quarter.
•Average total loans and leases increased $3.7 billion, or 3%, from the prior quarter to $128.2 billion, and increased $6.9 billion, or 6%, from the year-ago quarter.
◦Average commercial loans grew $2.7 billion or 4% from the prior quarter and $4.3 billion or 6% from the year-ago quarter.
◦Average consumer loans grew $930 million or 2% from the prior quarter and $2.7 billion or 5% from the year-ago quarter.
•Average total deposits increased $2.9 billion, or 2%, from the prior quarter and $9.8 billion, or 7%, from the year-ago quarter.
•Net charge-offs of 0.30% of average total loans and leases for the quarter.
•Nonperforming asset ratio of 0.63% at quarter end.
•Allowance for credit losses (ACL) of $2.4 billion, or 1.88% of total loans and leases, at quarter end.
•Common Equity Tier 1 (CET1) risk-based capital ratio was 10.5%, at December 31, 2024, up from 10.4% in the prior quarter. Adjusted Common Equity Tier 1, including the effect of AOCI, was 8.7%, down from 8.9% in the prior quarter.
•Tangible common equity (TCE) ratio of 6.1%, down from 6.4% in the prior quarter and equal to a year ago.

•Tangible book value per share of $8.33, down $0.32, or 4%, from the prior quarter and up $0.54, or 7%, from a year ago.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2024 fourth quarter of $530 million, or $0.34 per common share, an increase of $13 million from the prior quarter, and an increase of $287 million, or $0.19, from the year-ago quarter.
Return on average assets was 1.05%, return on average common equity was 11.0%, and return on average tangible common equity (ROTCE) was 16.4%.
CEO Commentary:
“We delivered exceptional fourth quarter results highlighted by record fee income, accelerated loan growth, and sustained deposit gathering," said Steve Steinour, chairman, president, and CEO. “Our results reflect the success of our core businesses and investments in new geographies and commercial verticals. Our teams have executed very well, managing overall funding costs lower and increasing fee revenues from payments, wealth management, and capital markets. Additionally, our capital markets team delivered record revenue during the quarter."

"During 2024, we delivered peer-leading organic growth, across both loans and deposits, supported by the combination of existing and new businesses. Throughout the year, we leveraged our position of strength, with strong liquidity, capital and credit, and invested in building existing businesses while adding new ones. These strategic growth investments helped drive results in the fourth quarter and will grow revenues in future years. We delivered strong fee growth in our core, while adding capabilities, products, and services. We believe we have a multi-year opportunity to leverage our investments and momentum."

“Our credit continues to perform well, consistent with our aggregate moderate-to-low risk appetite. Our credit results for the quarter, including net charge-offs, reflect stability, supported by a positive economic environment.”

“We expect the momentum from our core businesses and our strategic investments to carry us through 2025 and beyond, with a robust growth outlook and expanded profitability. ”

Table 1 – Earnings Performance Summary

	2024				2023
(in millions, except per share data)	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$530	$517	$474	$419	$243
Diluted earnings per common share	0.34	0.33	0.30	0.26	0.15

Return on average assets	1.05%	1.04%	0.98%	0.89%	0.51%
Return on average common equity	11.0	10.8	10.4	9.2	5.2
Return on average tangible common equity	16.4	16.2	16.1	14.2	8.4
Net interest margin	3.03	2.98	2.99	3.01	3.07
Efficiency ratio	58.6	59.4	60.8	63.7	77.0

Tangible book value per common share	$8.33	$8.65	$7.89	$7.77	$7.79
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$185,222	$181,891	$178,062	$173,764	$171,360
Average loans and leases	128,158	124,507	123,376	121,930	121,229
Average total deposits	159,405	156,488	153,578	150,728	149,654

Tangible common equity / tangible assets ratio	6.1%	6.4%	6.0%	6.0%	6.1%
Common equity Tier 1 risk-based capital ratio (1)	10.5	10.4	10.4	10.2	10.2

NCOs as a % of average loans and leases	0.30%	0.30%	0.29%	0.30%	0.31%
NAL ratio	0.60	0.58	0.59	0.58	0.55
ACL as a % of total loans and leases	1.88	1.93	1.95	1.97	1.97
(1)December 31, 2024 figure is estimated.
Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended December 31, 2024			$530	$0.34
•	FDIC Deposit Insurance Fund (DIF) special assessment (3)	$3	$2	$—

Three Months Ended September 30, 2024			$517	$0.33
•	Staffing efficiencies and corporate real estate consolidation expense (4)	$(13)	$(10)	$—
•	FDIC DIF special assessment (3)	7	6	—

Three Months Ended December 31, 2023			$243	$0.15
•	FDIC DIF special assessment (3)	$(214)	$(169)	$(0.11)
•	Staffing efficiencies and corporate real estate consolidation expense (4)	(12)	(9)	(0.01)
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Represents the updated estimates on the uninsured deposit losses and recoverable assets related to the FDIC DIF special assessment. These amounts are recorded in deposit and other insurance expense.
(4)Staffing efficiencies includes severance expense recorded in personnel costs and corporate real estate consolidation expense recorded in net occupancy expense. See Table 8 for details.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Total Revenue

	2024				2023
($ in millions)	Fourth	Third	Second	First	Fourth	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,395	$1,351	$1,312	$1,287	$1,316	3%	6%
FTE adjustment	14	13	13	13	11	8	27
Net interest income - FTE	1,409	1,364	1,325	1,300	1,327	3	6
Noninterest income	559	523	491	467	405	7	38
Total revenue - FTE	$1,968	$1,887	$1,816	$1,767	$1,732	4%	14%
Table 4 – Net Interest Margin Summary

	2024				2023
	Fourth	Third	Second	First	Fourth	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.42%	5.62%	5.62%	5.54%	5.47%	(20)	(5)
Total loans and leases	5.89	6.05	6.01	5.92	5.82	(16)	7
Total securities	4.10	4.26	4.29	4.19	4.23	(16)	(13)
Total interest-bearing liabilities	3.01	3.32	3.34	3.23	3.09	(31)	(8)
Total interest-bearing deposits	2.65	2.94	2.94	2.85	2.71	(29)	(6)

Net interest rate spread	2.41	2.30	2.28	2.31	2.38	11	3
Impact of noninterest-bearing funds on margin	0.62	0.68	0.71	0.70	0.69	(6)	(7)
Net interest margin	3.03%	2.98%	2.99%	3.01%	3.07%	5	(4)
See Page 9 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2024 fourth quarter increased $82 million, or 6%, from the 2023 fourth quarter. The results primarily reflect a $13.9 billion, or 8%, increase in average earning assets, partially offset by a $14.6 billion, or 11%, increase in average interest-bearing liabilities and a 4 basis point decrease in the net interest margin (NIM) to 3.03%. The 4 basis point decrease in NIM was reflective of a decrease in non-interest bearing deposits as a percentage of total deposits and a decrease in yields on interest earning assets, partially offset by a decrease in cost of funding.
Compared to the 2024 third quarter, FTE net interest income increased $45 million, or 3%, driven by an increase in average earnings assets of $3.3 billion, or 2% and an increase in NIM of 5 basis points to 3.03%, partially offset by an increase in average interest-bearing liabilities of $2.8 billion, or 2%. The 5 basis point increase in NIM was reflective of a decrease in cost of funding, partially offset by an increase in interest-bearing liabilities and a decrease in yields on interest-bearing assets.

Table 5 – Average Earning Assets

	2024				2023
($ in billions)	Fourth	Third	Second	First	Fourth	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$55.1	$52.2	$51.7	$50.6	$49.9	6%	11%
Commercial real estate	11.3	11.7	12.2	12.6	12.6	(4)	(10)
Lease financing	5.4	5.2	5.1	5.1	5.1	5	6
Total commercial	71.8	69.1	69.0	68.3	67.6	4	6
Residential mortgage	24.1	24.1	23.9	23.7	23.6	—	2
Automobile	14.4	13.6	13.0	12.6	12.6	6	14
Home equity	10.1	10.1	10.1	10.1	10.1	—	—
RV and marine	6.0	6.0	6.0	5.9	5.9	(1)	1
Other consumer	1.7	1.6	1.5	1.4	1.4	6	19
Total consumer	56.3	55.4	54.4	53.7	53.7	2	5
Total loans and leases	128.2	124.5	123.4	121.9	121.2	3	6
Total securities	45.4	44.2	43.0	41.6	39.5	3	15
Interest-earning deposits with banks	11.0	12.5	11.1	9.8	10.0	(12)	10
Other earning assets	0.7	0.7	0.6	0.5	0.6	1	19
Total earning assets	$185.2	$181.9	$178.1	$173.8	$171.4	2%	8%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2024 fourth quarter increased $13.9 billion, or 8%, from the year-ago quarter, primarily reflecting a $6.9 billion, or 6%, increase in average total loans and leases and a $5.8 billion, or 15%, increase in average total securities. Average loan and lease balance increases were led by growth in average commercial loans of $4.3 billion, or 6%, primarily driven by a $5.3 billion increase in average commercial and industrial loans, partially offset by a $1.3 billion, or 10%, decrease in average commercial real estate loans. Additionally, average consumer loans increased by $2.7 billion, or 5%, primarily driven by a $1.7 billion, or 14%, increase in average automobile loans and a $554 million, or 2%, increase in average residential mortgage loans.
Compared to the 2024 third quarter, average earning assets increased $3.3 billion, or 2%, primarily reflecting a $3.7 billion, or 3%, increase in average total loans and leases and a $1.2 billion, or 3%, increase in average total securities. This was partially offset by a $1.5 billion, or 12%, decrease in average interest-earning deposits with banks. Average loan and lease balance increases were driven by an increase in average commercial loan balances of $2.7 billion, or 4%, primarily driven by an increase in average commercial and industrial loans, partially offset by a decrease in average commercial real estate. Average consumer loans increased $930 million or 2%, primarily due to an increase in average automobile loans.

Table 6 – Liabilities

	2024				2023
	Fourth	Third	Second	First	Fourth	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$29.6	$28.8	$29.6	$29.9	$31.2	3%	(5)%
Demand deposits - interest-bearing	41.8	41.9	39.4	38.5	39.1	—	7
Total demand deposits	71.4	70.7	69.0	68.4	70.3	1	2
Money market deposits	58.3	55.5	53.6	51.3	48.8	5	20
Savings deposits	14.6	14.9	15.4	15.6	16.0	(2)	(3)
Time deposits	15.1	15.3	15.6	15.4	14.6	—	0
Total deposits	$159.4	$156.4	$153.6	$150.7	$149.7	2%	7%

Short-term borrowings	$1.2	$0.8	$1.2	$1.3	$1.9	51%	(34)%
Long-term debt	16.1	15.9	15.1	13.8	12.2	1	32
Total debt	$17.3	$16.7	$16.3	$15.1	$14.1	4%	23%

Total interest-bearing liabilities	$147.2	$144.4	$140.3	$135.9	$132.6	2%	11%
Total liabilities	181.8	178.1	175.3	171.0	169.2	2	7
See Pages 6-7 of Quarterly Financial Supplement for additional detail.

Average total liabilities for the 2024 fourth quarter increased $12.6 billion, or 7%, from the year-ago quarter, driven by increases in average total deposits of $9.8 billion, or 7%, and in average total debt of $3.2 billion, or 23%.
Compared to the 2024 third quarter, average total liabilities increased $3.6 billion, or 2%, driven by an increase in average total deposits of $2.9 billion, or 2%.
Noninterest Income
Table 7 – Noninterest Income

	2024				2023
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Payments and cash management revenue	$162	$158	$154	$146	$150	3%	8%
Wealth and asset management revenue	93	93	90	88	86	—	8
Customer deposit and loan fees	88	86	83	77	80	2	10
Capital markets and advisory fees	120	78	73	56	69	54	74
Mortgage banking income	31	38	30	31	23	(18)	35
Leasing revenue	19	19	19	22	29	—	(34)
Insurance income	22	18	18	19	19	22	16
Net gains (losses) on sales of securities	(21)	—	—	—	(3)	NM	NM
Other noninterest income	45	33	24	28	(48)	36	194
Total noninterest income	$559	$523	$491	$467	$405	7%	38%

Additional information:
Impact of mark-to-market and premiums from credit risk transfer transactions (included in other noninterest income)	$—	$(8)	$(9)	$(2)	$(2)	NM	NM
Impact of mark-to-market on pay-fixed swaptions (included in other noninterest income)	$—	$—	$—	$—	$(74)	—	NM
NM - Not Meaningful

During the quarter, Huntington sold approximately $1.0 billion of corporate debt investment securities, resulting in a pre-tax loss of $21 million. Huntington has subsequently completed the re-investment of proceeds in the first quarter of 2025, re-investing in 0% risk-weighted investment securities, with an expected earn-back from the transaction of less than 2 years.
Total noninterest income for the 2024 fourth quarter increased $154 million, or 38%, from the year-ago quarter. The 2024 fourth quarter included a $21 million loss on the sale of investment securities discussed previously, while the 2023 fourth quarter included a $74 million mark-to-market adjustment on pay-fixed swaptions, $2 million of contra revenue related to premium costs and mark-to-market associated with credit risk transfer transactions, and a $3 million loss on sales of securities. Excluding the impact from these items, noninterest income increased $96 million, or 20%, compared to the year-ago quarter. Capital markets and advisory fees increased $51 million, or 74%, primarily due to higher advisory and underwriting fees. Payments and cash management revenue increased by $12 million, or 8%, reflecting higher card and merchant acquiring transaction revenue.
Total noninterest income increased $36 million, or 7%, compared to the 2024 third quarter. The 2024 fourth quarter included a $21 million loss on the sale of investment securities discussed previously, while the 2024 third quarter included $8 million of contra revenue related to premium costs and mark-to-market associated with credit risk transfer transactions. Excluding the impact from these items, noninterest income increased $49 million, or 9%, over the prior quarter, with the increase primarily driven by higher capital markets and advisory fees. Capital markets and advisory fees increased $42 million, or 54%, primarily due to higher advisory fees, partially offset by a decrease in interest rate derivative fees.
Noninterest Expense
Table 8 – Noninterest Expense

	2024				2023
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$715	$684	$663	$639	$645	5%	11%
Outside data processing and other services	167	167	165	166	157	—	6
Equipment	70	65	62	70	70	8	—
Net occupancy	56	57	51	57	65	(2)	(14)
Marketing	28	33	27	28	29	(15)	(3)
Deposit and other insurance expense	20	15	25	54	234	33	(91)
Professional services	27	21	26	25	35	29	(23)
Amortization of intangibles	12	11	12	12	12	9	—
Lease financing equipment depreciation	3	4	4	4	5	(25)	(40)
Other noninterest expense	80	73	82	82	96	10	(17)
Total noninterest expense	$1,178	$1,130	$1,117	$1,137	$1,348	4%	(13)%
(in thousands)
Average full-time equivalent employees	20.0	20.0	19.9	19.7	19.6	—%	2%

Table 9 - Impact of Notable Items

	2024				2023
	Fourth	Third	Second	First	Fourth
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$—	$12	$—	$7	$2
Equipment	—	—	—	—	1
Net occupancy	—	1	—	—	8
Deposit and other insurance expense	(3)	(7)	6	32	214
Other noninterest expense	—	—	—	—	1
Total noninterest expense	$(3)	$6	$6	$39	$226
Table 10 - Adjusted Noninterest Expense (Non-GAAP)

	2024				2023
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$715	$672	$663	$632	$643	6%	11%
Outside data processing and other services	167	167	165	166	157	—	6
Equipment	70	65	62	70	69	8	1
Net occupancy	56	56	51	57	57	—	(2)
Marketing	28	33	27	28	29	(15)	(3)
Deposit and other insurance expense	23	22	19	22	20	5	15
Professional services	27	21	26	25	35	29	(23)
Amortization of intangibles	12	11	12	12	12	9	—
Lease financing equipment depreciation	3	4	4	4	5	(25)	(40)
Other noninterest expense	80	73	82	82	95	10	(16)
Total adjusted noninterest expense	$1,181	$1,124	$1,111	$1,098	$1,122	5%	5%

Reported total noninterest expense for the 2024 fourth quarter decreased $170 million, or 13%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $59 million, or 5%, primarily driven by higher personnel costs of $72 million, or 11%, due to higher incentive compensation and salary expense, and higher outside data processing and other services of $10 million, or 6%, reflecting higher technology and data expense. Partially offsetting these increases, other noninterest expense decreased $15 million, largely due to lower franchise and other taxes.
Reported total noninterest expense increased $48 million, or 4%, from the 2024 third quarter. Excluding the impact from Notable Items, noninterest expense increased $57 million, or 5%, primarily driven by higher personnel costs of $43 million, or 6%, due primarily to higher incentive compensation.

Credit Quality
Table 11 – Credit Quality Metrics

	2024				2023
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$783	$738	$733	$716	$667
Total other real estate, net	8	8	10	10	10
Other NPAs (1)	31	38	37	12	34
Total nonperforming assets	822	784	780	738	711
Accruing loans and leases past due 90+ days	239	224	175	183	189
NPAs + accruing loans & leases past due 90+ days	$1,061	$1,008	$955	$921	$900
NAL ratio (2)	0.60%	0.58%	0.59%	0.58%	0.55%
NPA ratio (3)	0.63	0.62	0.63	0.60	0.58
(NPAs+90 days)/(Loans+OREO)	0.82	0.80	0.77	0.75	0.74
Provision for credit losses	$107	$106	$100	$107	$126
Net charge-offs	97	93	90	92	94
Net charge-offs / Average total loans and leases	0.30%	0.30%	0.29%	0.30%	0.31%
Allowance for loans and lease losses (ALLL)	$2,244	$2,235	$2,304	$2,280	$2,255
Allowance for unfunded lending commitments	202	201	119	135	145
Allowance for credit losses (ACL)	$2,446	$2,436	$2,423	$2,415	$2,400
ALLL as a % of:
Total loans and leases	1.73%	1.77%	1.85%	1.86%	1.85%
NALs	286	303	314	318	338
NPAs	273	285	296	309	317
ACL as a % of:
Total loans and leases	1.88%	1.93%	1.95%	1.97%	1.97%
NALs	312	330	331	337	360
NPAs	297	311	311	327	337
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.
Nonperforming assets (NPAs) were $822 million, or 0.63%, of total loans and leases, OREO and other NPAs, compared to $711 million, or 0.58%, a year-ago. Nonaccrual loans and leases (NALs) were $783 million, or 0.60% of total loans and leases, compared to $667 million, or 0.55% of total loans and leases, a year-ago. The increase in NPAs was driven by increases in commercial and industrial and home equity NALs, partially offset by a decrease in commercial real estate NALs. On a linked quarter basis, NPAs increased $38 million, or 5%, and NALs increased $45 million, or 6%. The increase in NPAs was primarily driven by increase in commercial and industrial NALs, partially offset by a decrease in commercial real estate NALs.
The provision for credit losses decreased $19 million year-over-year and increased $1 million quarter-over-quarter to $107 million in the 2024 fourth quarter. Net charge-offs (NCOs) increased $3 million year-over-year and $4 million quarter-over-quarter to $97 million. NCOs represented an annualized 0.30% of average loans and leases in the current quarter, down from 0.31% in the year-ago quarter and unchanged from the prior quarter. Commercial and consumer net charge-offs were 0.29% and 0.32%, respectively, for the 2024 fourth quarter.
The allowance for loan and lease losses (ALLL) increased $11 million from the year-ago quarter to $2.2 billion, or 1.73% of total loans and leases. The allowance for credit losses (ACL) increased by $46 million from the year-ago quarter to $2.4 billion, or 1.88% of total loans and leases. The ACL coverage ratio was 1.88%, 5 basis points lower than the prior quarter and 9 basis points lower than the year-ago quarter, reflective of the current macroeconomic environment.

Capital
Table 12 – Capital Ratios

	2024				2023
($ in billions)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio	6.1%	6.4%	6.0%	6.0%	6.1%
Common equity tier 1 risk-based capital ratio (1)	10.5	10.4	10.4	10.2	10.2
Regulatory Tier 1 risk-based capital ratio (1)	11.9	12.1	12.1	12.0	12.0
Regulatory Total risk-based capital ratio (1)	14.3	14.1	14.3	14.1	14.2
Total risk-weighted assets (1)	$143.7	$142.5	$139.4	$139.6	$138.7
(1)December 31, 2024 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period, with the cumulative CECL deferral fully phased in beginning January 1, 2025. As of December 31, 2024, September 30, 2024, June 30, 2024, and March 31, 2024, 75% of the cumulative CECL deferral has been phased in. As of December 31, 2023, 50% of the cumulative CECL deferral has been phased in.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 6.1% at December 31, 2024, a decrease from 6.4% at September 30, 2024, driven by changes in accumulated other comprehensive income and an increase in tangible assets, partially offset by an increase in tangible common equity from current period earnings, net of dividends. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.5% at December 31, 2024, an increase from 10.4% at September 30, 2024, driven by current period earnings, net of dividends, partially offset by higher risk-weighted assets during the quarter.
In the quarter, Huntington completed a credit linked note transaction, related to an approximately $4 billion pool of on-balance sheet prime indirect auto loans as part of the company's capital optimization strategy. The transaction reduced risk-weighted assets by approximately $3 billion.

Income Taxes
The provision for income taxes was $135 million in the 2024 fourth quarter compared to $116 million in the 2024 third quarter. The effective tax rate for the 2024 fourth quarter was 20.1%, compared to 18.2% for the 2024 third quarter, with the increase quarter-over-quarter driven by discrete tax expenses recognized in the current quarter.
At December 31, 2024, we had a net federal deferred tax asset of $684 million and a net state deferred tax asset of $109 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on January 17, 2025, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13750835. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through January 25, 2025 at (877) 660-6853 or (201) 612-7415; conference ID #13750835.
Please see the 2024 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $204 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates 978 branches in 12 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements
The information contained or incorporated by reference in this Press Release on Form 8-K contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss; changing interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; the effects of social media on market perceptions of us and banks generally; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; changes in policies and standards for regulatory review of bank mergers; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, which are on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that items in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.